Exhibit 99.1

14040 Park Center Road, Suite 210, Herndon, VA 20171; 703-674-5500, Fax 703-674-5506
E-mail: info@steelcloud.com

For investor or marketing information contact: William D. Hughes at 703-674-5560, whughes@steelcloud.com
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Signs Microsoft OEM Software Agreement and Receives Order to Upgrade 10,000 Appliance Servers

Herndon, VA—August 8, 2005— SteelCloud, Inc., (Nasdaq: SCLD), a leading supplier of ready-to-deploy server appliances, security solutions and professional IT services, today announced it has received an order from a major federal integrator for new system software to upgrade over 10,000 SteelCloud appliance servers. The field installable software will improve the performance and accuracy of the servers now deployed throughout North America as real-time, data-acquisition and control systems. In conjunction with this order, the Company signed a new OEM License Agreement with Microsoft for embedded systems software.

“Our new Microsoft OEM license agreement provides SteelCloud with numerous new competitive advantages in the appliance server marketplace,” said SteelCloud President Brian Hajost. “Planning and engineering operating system implementations and upgrades is fast becoming a critical value-added differentiator for SteelCloud. Increased complexity in software licensing and ever-changing technology means that upgrading large implementations of widely distributed systems requires a higher level of experience, and understanding of network infrastructure. Being a Microsoft OEM and Gold Partner, we believe we are well positioned to capitalize on this emerging new market opportunity.”

SteelCloud is incorporating Microsoft embedded systems software on a number of new appliance projects that are currently under development. The order for 10,000 appliance software upgrades is valued at over $600,000.

About SteelCloud

SteelCloud is a leading provider of network security solutions, custom integration and professional IT services. The Company’s ISO 9001:2000 certified Appliance Server Group designs and manufactures specialized servers and network appliances for volume users, large integrators and OEM customers. SteelCloud’s Security Solutions Group delivers network security solutions in the form of security products, professional services and regulatory compliance solutions. In addition, the Company’s Advanced Technology Group designs and develops proprietary SteelCloud software products. Over its 17-year history, SteelCloud has won numerous awards for technical excellence and outstanding customer service. SteelCloud can be reached at 703-674-5500. Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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